Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on February 13, 2018

Registration Statement No. 333-207859-09

*New ABS: FULL PRICING* $1.25 BLN GM Financial Auto Leasing (GMALT) 2018-1

Joint-Leads: Deutsche Bank (str), BNP, SocGen, Wells Fargo

Co-Mgrs: BMO, CIBC, Lloyds, Mizuho, SMBC Nikko

CL	QTY/$MM	WAL	MDYS/S&P	WNDW	BENCH	PxPSRD	YLD	CPN	$PX

A-1	$156.000	0.27	P-1/A-1+	1-7	YIELD	1.90%	1.900	1.90	100.00000
A-2A	$200.000	1.20	Aaa/AAA	7-19	EDSF	+ 20	2.412	2.39	99.98821
A-2B	$200.000	1.20	Aaa/AAA	7-19	1ML	+ 20	1ML+20	1ML+20	100.00000
A-3	$445.000	1.91	Aaa/AAA	19-27	EDSF	+ 26	2.625	2.61	99.99861
A-4	$97.090	2.33	Aaa/AAA	27-29	ISWAPS	+ 30	2.704	2.68	99.97995
B	$59.260	2.46	Aa2/AA	29-30	ISWAPS	+ 47	2.891	2.87	99.99115
C	$55.180	2.56	A2/A	30-31	ISWAPS	+ 70	3.134	3.11	99.99087
D	$37.470	2.65	Baa2/BBB	31-32	ISWAPS	+ 95	3.396	3.37	99.99441

* PxSpeed :	100 PPC yield to maturity
* Expected Settle :	02/22/2018	* Format :	SEC-publicly registered
* First Pay Date :	03/20/2018	* ERISA :	Yes
* Expected Ratings :	Moodys and S&P	* Min Denoms :	$1k by $1k
* Timing :	Prxd 2/13/2018	* BBG Ticker :	GMALT 2018-1
* US-Risk Retention :	YES	* B&D :	Deutsche Bank

Tranche	CUSIP	| ISIN

Class A1:	38014B AA7	| US38014BAA70
Class A2A:	38014B AB5	| US38014BAB53
Class A2B:	38014B AC3	| US38014BAC37
Class A3:	38014B AD1	| US38014BAD10
Class A4:	38014B AE9	| US38014BAE92
Class B :	38014B AF6	| US38014BAF67
Class C :	38014B AG4	| US38014BAG41
Class D :	38014B AH2	| US38014BAH24

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the Securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have accepted your offer to purchase securities.

You are advised that the terms of the securities, and the characteristics of the pool assets backing them, may change (due, among other things, to the possibility that the assets that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different assets may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the assets and securities having the characteristics described in these materials. If for any reason the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.